EXHIBIT 99.2
Item 6. Selected Financial Data
SELECTED COMPANY FINANCIAL AND OTHER DATA (1)
     The following table sets forth our selected consolidated historical financial and other data on a historical basis as of and for the years ended December 31:
     Note: Effective October 1, 2006, the Company deconsolidated AMB Institutional Alliance Fund III, L.P. on a prospective basis. See footnote 4 below for further discussion of the comparability of selected financial and other data.

	2006 (5) (6)	2005 (6)	2004 (6)	2003 (6)	2002 (6)
		(Dollars in thousands, except per unit amounts)
Operating Data
Total revenues	$718,723	$650,830	$566,687	$491,657	$470,558
Income before minority interests, discontinued operations and cumulative effect of change in accounting principle	225,234	197,248	107,248	105,249	108,764
Income from continuing operations before cumulative effect of change in accounting principle	175,677	134,389	63,462	61,432	78,223
Income from discontinued operations	64,005	143,360	75,054	85,657	60,831
Net income before cumulative effect of change in accounting principle	239,682	277,749	138,516	147,089	139,054
Net income	239,875	277,749	138,516	147,089	139,054
Income available to common unitholders attributable to general partner	209,420	250,419	118,340	116,716	113,035
Income from continuing operations per common unit:
Basic (2)	1.68	1.36	0.58	0.44	0.67
Diluted (2)	1.62	1.30	0.56	0.43	0.65
Net income from discontinued operations per common unit:
Basic (2)	0.70	1.62	0.86	1.00	0.69
Diluted (2)	0.67	1.55	0.83	0.98	0.68
Net income available to common unitholders per common unit:
Basic (2)	2.38	2.98	1.44	1.44	1.36
Diluted (2)	2.29	2.85	1.39	1.41	1.33
Distributions declared per common unit	1.84	1.76	1.70	1.66	1.64

Other Data
Funds from operations (3)	$297,912	$254,363	$207,314	$186,666	$215,194
Funds from operations per common unit:
Basic	3.24	2.87	2.39	2.17	2.44
Diluted	3.12	2.75	2.30	2.13	2.40
Cash flows provided by (used in):
Operating activities	335,855	295,815	297,349	269,808	297,723
Investing activities	(880,560)	(60,407)	(731,402)	(346,275)	(253,312)
Financing activities	483,621	(101,856)	409,705	112,022	(28,150)

Balance Sheet Data
Investments in real estate at cost	$6,575,733	$6,798,294	$6,526,144	$5,491,707	$4,922,782
Total assets	6,713,512	6,802,739	6,386,943	5,409,559	4,983,629
Total consolidated debt	3,437,415	3,401,561	3,257,191	2,574,257	2,235,361
Our share of total debt (4)	3,088,624	2,601,878	2,395,046	1,954,314	1,691,737
General partner’s capital	2,166,657	1,916,299	1,671,140	1,657,137	1,676,079

(1)	Certain items in the consolidated financial statements for prior periods have been reclassified to conform with current classifications with no effect on net income or partners’ capital.

(2)	Basic and diluted net income per weighted average unit equals the net income available to common unitholders divided by 92,047,678 and 95,444,072 units, respectively, for 2006; 88,684,262 and 92,508,725 units, respectively, for 2005; 86,885,250 and 90,120,250 units, respectively, for 2004; 85,859,899 and 87,616,365 units, respectively, for 2003; 88,204,208 and 89,689,310 units, respectively, for 2002.

(3)	See Part II, Item 7: “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Supplemental Earnings Measures – FFO,” for a discussion of why we believe FFO is a useful supplemental measure of operating performance, of ways in which investors might use FFO when assessing our financial performance, and of FFO’s limitations as a measurement tool.

(4)	Our share of total debt is the pro rata portion of the total debt based on our percentage of equity interest in each of the consolidated ventures holding the debt. We believe that our share of total debt is a meaningful supplemental measure, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. In addition, it allows for a more meaningful comparison of our debt to that of other companies that do not consolidate their joint ventures. Our share of total debt is not intended to reflect our actual liability should there be a default under any or all of such loans or a liquidation of the joint ventures. For a reconciliation of our share of total debt to total consolidated debt, a GAAP financial measure, please see the table of debt maturities and capitalization in Part II, Item 7: “Management Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources — Capital Resources.”

(5)	Effective October 1, 2006, we deconsolidated AMB Institutional Alliance Fund III, L.P. on a prospective basis, due to the re-evaluation of the accounting for our investment in the fund in light of changes to the partnership agreement regarding the general partner’s rights effective October 1, 2006. As a result, the financial measures for the years 2006, 2005, 2004, 2003 and 2002, included in our operating data, other data and balance sheet data above are not comparable.

(6)	For the years ended December 31, 2006, 2005, 2004, 2003 and 2002, we reclassified to discontinued operations the results of properties that we intended to sell or had sold as of September 30, 2007. See Note 17 to our consolidated financial statements.

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